EXHIBIT 99.1
Vibra Healthcare, LLC and Subsidiaries
(Excludes Post Acute Medical, LLC)
Consolidated Balance Sheet
June 30, 2007 and December 31, 2006
(Unaudited)

	June 30, 2007	December 31, 2006
Assets

Current assets:
Cash and cash equivalents	$1,346,422	$3,239,881
Patient accounts receivable, net of allowance for doubtful collections of $2,500,000 at June 30, 2007 and $2,407,000 at December 31, 2006	24,854,437	25,791,405
Prepaid insurance	2,074,663	2,775,816
Other current assets	1,327,458	2,139,890

Total current assets	29,602,980	33,946,992

Restricted investment	100,000	100,000
Property and equipment, net	28,367,801	26,117,659
Goodwill	22,629,663	22,629,663
Intangible assets	5,140,000	5,140,000
Deposits	593,346	317,547
Deferred financing and lease costs	1,838,049	1,980,230

Total assets	$88,271,839	$90,232,091

Liabilities and Member’s Deficit

Current liabilities:
Current maturities of long-term debt	$2,172,635	$1,271,993
Current maturities of obligations under capital leases	793,353	692,957
Accounts payable	5,083,133	7,300,783
Accounts payable – affiliates	288,499	538,546
Accrued liabilities	5,832,766	7,429,158
Accrued insurance claims	1,331,694	1,331,694

Total current liabilities	15,502,080	18,565,131

Accrued insurance claims	2,855,000	2,855,000

Deferred rent	10,825,928	8,802,954

Deferred development fees	770,312	783,121

Long-term debt	61,776,876	60,151,182

Obligations under capital leases	22,214,641	20,008,640

Total liabilities	113,944,837	111,166,028

Member’s deficit	(25,672,998)	(20,933,937)

Total liabilities and member’s deficit	$88,271,839	$90,232,091

Vibra Healthcare, LLC and Subsidiaries
(Excludes Post Acute Medical, LLC)
Consolidated Statement of Operations and Changes in Member’s Deficit
(Unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
	2007	2006	2007	2006
Revenue:
Net patient service revenue	$40,393,396	$36,913,364	$78,330,180	$72,703.224

Expenses:
Cost of services	29,510,506	24,783,784	57,846,023	49,755,420
Rent expense	5,740,899	5,412,953	11,371,504	10,766,593
General and administrative	3,652,658	4,866,494	7,655,520	9,574,660
Interest expense	2,139,667	1,914,800	4,200,842	3,716,548
Management fee – Vibra Management, LLC	892,347	785,038	1,691,384	1,525,162
Depreciation and amortization	725,506	527,647	1,386,784	1,035,830
Bad debt expense	264,401	209,721	549,478	397,587

Total expenses	42,925,984	38,500,437	84,701,535	76,771,800

Loss from operations	(2,532,588)	(1,587,073)	(6,371,355)	(4,068,576)

Non-operating revenue	822,243	648,437	1,632,294	1,248,281

Net loss	(1,710,345)	(938,636)	(4,739,061)	(2,820,295)

Member’s deficit – beginning	(23,962,653)	(12,658,209)	(20,933,937)	(10,776,550)

Member’s deficit – ending	$(25,672,998)	$(13,596,845)	$(25,672,998)	$(13,596,845)

Vibra Healthcare, LLC and Subsidiaries
(Excludes Post Acute Medical, LLC)
Consolidated Statement of Cash Flows
For the Six Months Ended June 30, 2007 and 2006
(Unaudited)

	2007	2006
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(4,739,061)	$(2,820,295)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,386,784	1,035,830
Provision for bad debts	549,478	397,587

Changes in operating assets and liabilities, net of effects from acquisition of business:
Patient accounts receivable including third party settlements	387,490	(4,589,766)
Prepaids and other current assets	1,513,585	981,560
Deposits	(275,799)	(62,581)
Accounts payable	(2,467,697)	190,973
Accrued liabilities	(1,596,392)	54,523
Deferred rent/gain	2,010,165	1,162,958

Net cash used in operating activities	(3,231,447)	(3,649,211)

Investing activities:
Deposits	—	(658,977)
Purchases of property and equipment	(700,100)	(456,651)

Net cash used in investing activities	(700,100)	(1,115,628)

Financing activities:
Borrowings under revolving credit facility	77,088,143	72,558,824
Repayments of revolving credit facility	(77,182,285)	(70,258,916)
Borrowings under capital leases	—	2,000,000
Repayment of capital leases	(454,749)	(234,981)
Borrowings under other long-term debt	10,788,417	125,000
Repayment of long-term debt	(8,167,938)	(81,045)
Payment of deferred financing costs	(33,500)	(213,567)

Net cash provided by financing activities	2,038,088	3,895,315

Net decrease in cash and cash equivalents	(1,893,459)	(869,524)

Cash and cash equivalents – beginning	3,239,881	3,018,829

Cash and cash equivalents – ending	$1,346,422	$2,149,305

Supplemental cash flow information:
Cash paid for interest	$4,200,842	$3,716,548

Non-cash transactions:
Property & equipment purchases funded by capital leases	$2,761,146	$198,460